Exhibit 10.5

CREDIT AGREEMENT

New York

May 9, 2013

Borrower:  Hardinge, Inc., a New York corporation having an address of One Hardinge Drive, Elmira, New York 14902;

Hardinge Holdings GmbH a Swiss limited liability having an address of Heilig Kreuzstrasse 28, CH-9009,

St. Gallen, Switzerland

(collectively, “Borrower”)

Bank:              M&T Bank, a New York banking corporation with its chief executive office at One M&T Plaza, Buffalo, NY  14240.  Attention:  Office of General Counsel.

The Bank and the Borrower agree as follows:

1.                                      DEFINITIONS.

a.              “Capital Expenditures” means, for any period, the sum of (without duplication) all expenditures (except permitted acquisitions) during such period for fixed or capital assets that are required to be capitalized under G.A.A.P..

b.              “Cash Flow” means the sum of (i) net income after tax, dividends and distributions, plus (ii) depreciation expense and amortization, plus (iii) Interest Expense, all determined in accordance with G.A.A.P.

c.               “Cash Flow Coverage” means the ratio of Cash Flow to the sum of (i) the current portion of all Long Term Debt as specified in the financial statement dated twelve (12) months prior, plus (ii) Interest Expense, all determined in accordance with G.A.A.P

d.              “Credit” means any and all credit facilities and any other financial accommodations made by the Bank in favor of the Borrower whether now or hereafter in existence.

e.               “Current Assets” means, at any time, the aggregate amount of all current assets, including, but not limited to, cash, cash equivalents, marketable securities, receivables maturing within twelve (12) months from such time, and inventory (net of LIFO Reserve), but excluding prepaid expenses and officer, stockholder, employee and related entity advances and receivables, all as determined in accordance with G.A.A.P.

f.                “Current Liabilities” means, at any time, the aggregate amount of all liabilities and obligations which are due and payable on demand or within twelve (12) months from such time, or should be properly reflected as attributable to such twelve (12) month period in accordance with G.A.A.P.

g.               “Current Ratio” means the ratio of Current Assets to Current Liabilities.

h.              “EBITDA” means, for any period, Net Income for such period plus (to the extent deducted in the computation of such net income): (i) Interest Expense, (ii) Taxes, (iii) depreciation and amortization, (iv) transaction costs associated with permitted acquisitions and (v) purchase accounting adjustments.

i.                 “Fixed Charges” means for any period, the sum of the following determined on a consolidated basis, without duplication, for the Borrower and its Subsidiaries:  (a) scheduled principal payments on Indebtedness (including imputed principal payments in respect of Capital Leases and synthetic leases but excluding mandatory prepayments and (b) consolidated Interest Expense.

j.                 “G.A.A.P.” means, with respect to any date of determination, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants consistently applied and maintained throughout the periods indicated.

k.              “Indebtedness” means (of any entity, without duplication): (a) all indebtedness for borrowed money; (b) all obligations for the deferred purchase price of property or services; (c) all obligations evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement; (e) all capital lease obligations; (f) all obligations, contingent or otherwise under acceptance, letter of credit or similar facilities; (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock; (h) all obligations under interest rate protection agreements; (i) all guarantees; (j) all obligations secured by any lien on the assets of such entity; (k) all payments required by such entity under non-compete agreements; (l) all indebtedness of any partnership in which such entity is a general partner; (m) all obligations of such entity under synthetic leases or other obligations that are the functional equivalent of the Indebtedness referred to in clauses (a) through (l).

l.                  “Interest Expense” means for any period, the sum of (a) the amount of interest accrued on, or with respect to, Indebtedness for such period, including, without limitation, imputed interest on capital leases and imputed or accreted interest in respect of deep discount or zero coupon obligations, plus (b) the net amount payable under all interest rate protection agreements in respect of such period (or minus the net amount receivable under all interest rate protection agreements in respect of such period) plus (c) annual fees or commitment fees payable during such period plus (d) letter of credit fees payable during such period.

m.          “Long Term Debt” means all obligations of Borrower to any person, including, but not limited to, the Obligations, payable more than twelve (12) months from the date of their creation, which in accordance with G.A.A.P. are shown on the balance sheet as a liability (excluding reserves for deferred income taxes) for the period then ended.

n.              “Net Income” means for any period, the aggregate net income (or loss) of the Borrower and its Subsidiaries for such period on a Consolidated basis determined in accordance with GAAP, provided, the following items, without duplication shall be excluded from the calculation of Net Income: (a) after-tax gains and losses from asset sales or abandonment or reserves relating thereto; (b) items classified as extraordinary or nonrecurring gains, losses or charges, and the related tax effects, each determined in accordance with GAAP; (c) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Subsidiary of the Borrower or is merged or consolidated with the Borrower or any Subsidiary of the Borrower; (d) the net income (but not loss) of any Subsidiary of the Borrower to the extent that the declaration of dividends, the making of intercompany loans or similar payments by that Subsidiary of that income is restricted by a contract, operation of law or otherwise; (e) the net income of any Person, other than the Borrower or a Subsidiary of the Borrower, except to the extent of cash dividends or distributions paid to the Borrower or a Subsidiary of the Borrower by such Person; (f) any restoration to income of any contingency reserve; (g) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); (h) income attributable to insurance proceeds, condemnation awards or litigation awards or settlements; (i) restructuring expenses related to pension, severance and plant closure subject to limitations to be determined; (j) write-offs of inventory subject to limitations to be determined; (k) expenses associated with any hostile takeover; (l) expenses associated with any internal legal entity restructuring, limited to two restructuring events during the term of the facility and (m) any other non-cash gains and non-cash losses.

o.              “Non-Financed Capital Expenditures” means for any period, Capital Expenditures paid out of operating cash flow or the proceeds of revolving credit Loans, as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

p.              “Obligations” means any and all indebtedness or other obligations of the Borrower to the Bank in any capacity, now existing or hereafter incurred, however created or evidenced, regardless of kind, class or form, whether direct, indirect, absolute or contingent (including obligations pursuant to any guaranty, endorsement, other assurance of payment or otherwise), whether joint or several, whether from time to time reduced and thereafter increased, or entirely extinguished and thereafter reincurred, together with all extensions, renewals and replacements thereof, and all interest, fees, charges, costs or expenses which accrue on or in connection with the foregoing, including any indebtedness or obligations (i) not yet outstanding but contracted for, or with regard to which any other commitment by the Bank exists; (ii) arising prior to, during or after any pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding; (iii) owed by the Borrower to others and which the Bank obtained, or may obtain, by assignment or otherwise; and (iv) payable under this Agreement.

q.              “Quick Ratio” means the ratio of Current Assets less inventory (net of LIFO Reserve), to Current Liabilities.

r.                 “Subordinated Debt” means all indebtedness of the Borrower which has been formally subordinated to payment and collection of the Obligations.

s.                “Subsidiary” means any corporation or other business entity of which at least fifty percent (50%) of the voting stock or other ownership interest is owned by the Borrower directly or indirectly through one or more Subsidiaries.  If the Borrower has no Subsidiaries, the provisions of this Agreement relating to the Subsidiaries shall be disregarded, without affecting the applicability of such provisions to the Borrower alone.

t.                 “Tangible Net Worth” means the aggregate assets of Borrower excluding all intangible assets, including, but not limited to, goodwill, licenses, trademarks, patents, copyrights, organization costs, appraisal surplus, officer, stockholder, related entity and employee advances or receivables, mineral rights and the like, less liabilities, plus Subordinated Debt, all determined in accordance with G.A.A.P. (except to the extent that under G.A.A.P. “tangible net worth” excludes leasehold improvements which are included in “Tangible Net Worth” as defined herein).

u.              “Tax Expense” means, for any period, expenses for income and similar taxes of the Borrower and its consolidated subsidiaries for that period, provided that the following items should be excluded from the calculation of Tax Expense: (a) changes in tax valuation allowances; (b) tax expense (benefit) related to uncertain tax positions recorded under FASB Interpretation No. 48 (FIN 48) and (c) tax expense (benefit) related to a change in the Company’s assertion regarding indefinite reinvestment of the Company’s foreign subsidiaries’ undistributed earnings pursuant to ASC 740-30-25-17 (formerly APB 23).

v.              Total Indebtedness, means at any time all Indebtedness of Hardinge, Inc. and its Subsidiaries determined on a consolidated basis other than Indebtedness described in clauses (g) or (h) of the definition of “Indebtedness”.

w.            “Total Liabilities” means the aggregate amount of all assets of the Borrower less the sum of shareholder equity and Subordinated Debt (if any), as shown on the balance sheet in accordance with G.A.A.P.

x.              “Transaction Documents” means this Agreement and all documents, instruments or other agreements by the Borrower in favor of the Bank in connection (directly or indirectly) with the Obligations, whether now or hereafter in existence, including promissory notes, security agreements, guaranties and letter of credit reimbursement agreements.

y.              “Working Capital” means that amount which is equal to the excess of Current Assets over Current Liabilities.

2.              REPRESENTATIONS AND WARRANTIES.  The Borrower makes the following representations and warranties and any “Additional Representations and Warranties” on the schedule attached hereto and made part hereof (the “Schedule”), all of which shall be deemed to be continuing representations and warranties as long as this Agreement is in effect:

a.              Good Standing; Authority.  The Borrower and each Subsidiary (if either is not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed.  The Borrower and each Subsidiary is duly authorized to do business in each jurisdiction in which failure to be so qualified might have a material adverse effect on its business or assets and has the power and authority to own each of its assets and to use them in the ordinary course of business now and in the future.

b.              Compliance.  The Borrower and each Subsidiary conducts its business and operations and the ownership of its assets in compliance with each applicable statute, regulation and other law, including environmental laws.  All approvals, including authorizations, permits, consents, franchises, licenses, registrations, filings, declarations, reports and notices (the “Approvals”) necessary for the conduct of the Borrower’s and each Subsidiary’s business and for the Credit have been duly obtained and are in full force and effect.  The Borrower and each Subsidiary is in compliance with the Approvals.  The Borrower and each Subsidiary (if either is not an individual) is in compliance with its certificate of incorporation, by-laws, partnership agreement, articles of organization, operating agreement or other applicable organizational or governing document as may be applicable to the Borrower or a Subsidiary depending on its organizational structure (“Governing Documents”).  The Borrower and each Subsidiary is in compliance with each material agreement to which it is a party or by which it or any of its assets is bound.

c.               Legality.  The execution, delivery and performance by the Borrower of the Transaction Documents, (i) are in furtherance of the Borrower’s purposes and within its power and authority; (ii) do not (A) violate any statute, regulation or other law or any judgment, order or award of any court, agency or other governmental authority or of any arbitrator with respect to the Borrower or any Subsidiary or (B) violate the Borrower’s or any Subsidiary’s Governing Documents (if either is not an individual), constitute a default under any agreement binding on the Borrower or any Subsidiary or result in a lien or encumbrance on any assets of the Borrower or any Subsidiary; and (iii) if the Borrower or any Subsidiary is not an individual, have been duly authorized by all necessary organizational actions.

d.              Fiscal Year.  The fiscal year of the Borrower is the calendar year unless the following blank states otherwise:  year ending December 31.

e.               Title to Assets.  The Borrower and each Subsidiary has good and marketable title to each of its assets free of security interests, mortgages or other liens or encumbrances, except as set forth on the Schedule titled “Permitted Liens” or pursuant to the Bank’s prior written consent.

f.                Judgments and Litigation.  There is no pending or threatened claim, audit, investigation, action or other legal proceeding or judgment, order or award of any court, agency or other governmental authority or arbitrator which involves the Borrower, its Subsidiaries or their respective assets and might have a material adverse effect upon the Borrower or any Subsidiary or threaten the validity of the Credit or any Transaction Document (any, an “Action”).

g.               Full Disclosure.  Neither this Agreement nor any certificate, financial statement or other writing provided to the Bank by or on behalf of the Borrower or any Subsidiary contains any statement of fact that is incorrect or misleading in any material respect or omits to state any fact necessary to make any such statement not incorrect or misleading.  The Borrower has not failed to disclose to the Bank any fact that might have a material adverse effect on the Borrower or any Subsidiary.

3.              AFFIRMATIVE COVENANTS.  So long as this Agreement is in effect, the Borrower will comply with any “Additional Affirmative Covenant” contained in the Schedule and shall:

a.              Financial Statements and Other Information.  Promptly deliver to the Bank (i) within forty-five (45) days after the end of each of its first three fiscal quarters, an unaudited consolidating and consolidated financial statement of the Borrower and each Subsidiary as of the end of such quarter, which financial statement shall consist of income and cash flows for the quarter, for the corresponding quarter in the previous fiscal year and for the period from the end of the previous fiscal year, with a consolidating and consolidated balance sheet as of the quarter end all in such detail as the Bank may request; (ii) within ninety (90) days after the end of each fiscal year, consolidating (not to be audited) and consolidated statements of the Borrower’s and each Subsidiary’s income and cash flows and its consolidating and consolidated balance sheet as of the end of such fiscal year, setting forth comparative figures for the preceding fiscal year and to be (check applicable box, if no box is checked the financial statements shall be audited):

☒ audited	☐ reviewed	☐ compiled

by an independent certified public accountant acceptable to the Bank, and all such statements shall be certified by the Borrower’s Chief Financial Officer, Chief Executive Officer or President to be correct and in accordance with the Borrower’s and each Subsidiary’s records and to present fairly the results of the Borrower’s and each Subsidiary’s operations and cash flows and its financial position at year end; and (iii) with each statement of income, a certificate executed by the Borrower’s chief executive and chief financial officers or other such person responsible for the financial management of the Borrower (A) setting forth the computations required to establish the Borrower’s compliance with each financial covenant, if any, during the statement period, (B) stating that the signers of the certificate have reviewed this Agreement and the operations and condition (financial or other) of the Borrower and each of its Subsidiaries during the relevant period and (C) stating that no Event of Default occurred during the period, or if an Event of Default did occur, describing its nature, the date(s) of its occurrence or period of existence and what action the Borrower has taken with respect thereto.  The Borrower shall also promptly provide the Bank with copies of all annual reports, proxy statements and similar information distributed to shareholders, partners or members, and copies of all filings with the Securities and Exchange Commission and the Pension Benefit Guaranty Corporation, and shall provide, in form satisfactory to the Bank, such additional information, reports or other information as the Bank may from time to time reasonably request regarding the financial and business affairs of the Borrower or any Subsidiary.  If the Borrower is an individual, the Borrower shall provide annually a personal financial statement in form and detail acceptable to the Bank and such other financial information as the Bank may from time to time reasonably request.  In addition, within forty-five (45) days of each fiscal year end, Borrower shall provide a copy of its annual operating budget for the Borrower’s consolidated operations, which shall include a balance sheet, income statement, statement of cash flows and assumptions relating to the budget.   The Borrower shall provide to the Bank annually the Form 10-K that the Borrower files with the Securities and Exchange Commission (the “SEC”).  The Borrower shall provide to Bank quarterly the Form 10-Q that the Borrower files with the SEC.  Both the Form 10-K and the Form 10-Q shall be provided to the Bank in conformity with the requirements of the SEC.

b.              Accounting; Tax Returns and Payment of Claims.  The Borrower and each Subsidiary will maintain a system of accounting and reserves in accordance with generally accepted accounting principles, has filed and will file each tax return required of it and, except as disclosed in the Schedule, has paid and will pay when due each tax, assessment, fee, charge, fine and penalty imposed by any taxing authority upon it or any of its assets, income or franchises, as well as all amounts owed to mechanics, materialmen, landlords, suppliers and the like in the normal course of business.

c.               Inspections.  Promptly upon the Bank’s request, the Borrower will permit, and cause its Subsidiaries to permit, the Bank’s officers, attorneys or other agents to inspect its and its Subsidiary’s premises, examine and copy its records and discuss its and its Subsidiary’s business, operations and financial or other condition with its and its Subsidiary’s responsible officers and independent accountants.

d.              Operating Accounts.  Maintain all of its principal bank accounts with the Bank.

e.               Changes in Management and Control.  If the Borrower is not an individual, immediately upon any change in the identity of the Borrower’s chief executive officers or any ownership change resulting in a change of control, the Borrower will provide to the Bank a certificate executed by its senior individual authorized to transact business on behalf of the Borrower, specifying such change.

f.                Notice of Defaults and Material Adverse Changes.  Immediately upon acquiring reason to know of (i) any Event of Default, (ii) any event or condition that might have a material adverse effect upon the Borrower or any Subsidiary or (iii) any Action, the Borrower will provide to the Bank a certificate executed by the Borrower’s senior individual authorized to transact business on behalf of the Borrower, specifying the date(s) and nature of the event or the Action and what action the Borrower or its Subsidiary has taken or proposes to take with respect to it.

g.               Insurance.  Maintain its, and cause its Subsidiaries to maintain, property in good repair and will on request provide the Bank with evidence of insurance coverage satisfactory to the Bank, including fire and hazard, liability, workers’ compensation and business interruption insurance and flood hazard insurance as required.

h.              Further Assurances.  Promptly upon the request of the Bank, the Borrower will execute, and cause its Subsidiaries to execute, and deliver each writing and take each other action that the Bank deems necessary or desirable in connection with any transaction contemplated by this Agreement.

i.                  Licenses.  Borrower shall maintain any and all required licenses and registrations required to operate the business of Borrower in the ordinary course.

j.                      Material Changes. Borrower shall provide the Bank prior written notification of any material changes or modifications to the Credit Suisse credit facility issued pursuant to an Indicative Term Sheet dated on or about April 19, 2013.

k.              Mandatory Prepayments.  During the term of this Note, Borrower shall make the following mandatory prepayments (a) 100% of the net cash proceeds in connection with any asset sales, insurance proceeds or condemnation recoveries unless proceeds are reinvested in equivalent assets within six (6) months (b) 75% of the net cash proceeds in connection with any issuance of debt and (c) 75% of the net cash proceeds in connection with any issuance or sale of equity.  All mandatory prepayments by Hardinge Inc. shall be posted the date received and applied to scheduled principal payments under that certain Term Note dated of even date herewith in the amount of $23,000,000.00 by Borrower to Bank in inverse order of maturity until all such amounts due thereunder have been paid.  Thereafter, any mandatory prepayments shall be applied to other Obligations due to the Bank, in the Bank’s sole discretion.

l.                      Obligations to Hardinge Inc. under that certain Term Note dated of even date herewith in the amount of $23,000,000.00, are limited to and shall not exceed $12,000,000.00.

4.              NEGATIVE COVENANTS.  As long as this Agreement is in effect, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants and any “Additional Negative Covenant” on the Schedule.  The Borrower shall not:

a.              Indebtedness.  Permit any indebtedness (including direct and contingent liabilities) not described on the Schedule titled “Permitted Indebtedness” except for trade indebtedness or current liabilities for salary and wages incurred in the ordinary course of business and not substantially overdue.

b.              Guaranties.  Become a guarantor, a surety, or otherwise liable for the debts or other obligations of another, whether by guaranty or suretyship agreement, agreement to purchase indebtedness, agreement for furnishing funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness, or otherwise, except as an endorser of instruments for the payment of money deposited to its bank account for collection in the ordinary course of business and except as may be specified in the Schedule titled “Permitted Guaranties”.

c.               Liens.  Permit any of its assets to be subject to any security interest, mortgage or other lien or encumbrance, except as set forth on the Schedule titled “Permitted Liens” and except for liens for property taxes not yet due; pledges and deposits to secure obligations or performance for workers’ compensation, bids, tenders, contracts other than notes, appeal bonds or public or statutory obligations; and materialmens’, mechanics’, carriers’ and similar liens arising in the normal course of business.

d.              Investments.  As to the Borrower only, make any investment other than in FDIC insured deposits or United States Treasury obligations of less than one year, or in money market or mutual funds administering such investments, except as set forth on the Schedule titled “Permitted Investments”.

e.               Loans.  Make any loan, advance, investments or other extension of credit except as disclosed on the Schedule titled “Permitted  Indebtedness”, except for endorsements of negotiable instruments deposited to the Borrower’s deposit account for collection, trade credit in the normal course of business and intercompany loans approved in writing by the Bank.

f.                Distributions.  Intentionally omitted.

g.               Changes In Form.  (i) Transfer or dispose of substantially all of its assets, (ii) acquire substantially all of the assets of any other entity, (iii) do business under or otherwise use any name other than its true name or (iv) make any material change in its business, structure, purposes or operations that might have a material adverse effect on the Borrower or any of its Subsidiaries.  If the Borrower or any Subsidiary is not an individual, (i) participate in any merger, consolidation, acquisition or other absorption, unless the Borrower or any Subsidiary is the survivor thereof, with notice of such participation provided to Lender in a timely manner or (ii) make, terminate or permit to be revoked any election pursuant to Subchapter S of the Internal Revenue Code.

h.              Changes of Address. Change its address without the written approval of the Bank.

i.                  Negative Pledges to Third Parties.  Shall not execute any type of negative pledge agreement with any other third parties.

j.                 Transactions with Affiliates.  Shall not participate or enter into any transactions with any affiliates of Borrower, except for transactions in the ordinary course of business upon fair and reasonable terms no less favorable to Borrower or any Subsidiary than would apply in a comparable arm’s length transaction with any person or entity who is not an affiliate.

5.              FINANCIAL COVENANTS.  During the term of this Agreement, the Borrower shall not violate, and shall not suffer or permit any of its Subsidiaries to violate, any of the following covenants (complete applicable financial covenant) or any Additional Financial Covenants on the Schedule.  For purposes of this Section, if the Borrower has any Subsidiaries all references to the Borrower shall include the Borrower and all of its Subsidiaries on a consolidated basis.  Unless a different measurement period is specified, compliance for the financial covenants shall be required at all times.

All acquisitions and dispositions will be included in the calculation of the financial covenants set forth below, as if it were acquired or dispose of during the entire four (4) quarters being measured.

☒          A.                                    Minimum Fixed Charge Coverage Ratio.  Permit the Minimum Fixed Charge Coverage Ratio to be less than 1.15 : 1.00.  The Fixed Charge Coverage Ratio shall be measured at the end of each fiscal quarter, for the previous four quarters and be defined as EBITDA minus Non-Financed Capital Expenditures minus Tax Expense minus dividends to Fixed Charges.

☒          B.                                    Total Leverage Ratio.  Borrower’s Total Indebtedness less unrestricted cash in an amount not to exceed $10,000,000.00 and subject to a floor of $10,000,000.00 to combined EBITDA for the previous four (4) quarters shall not exceed 3.00 : 1.00 .  This covenant shall be tested quarterly.

☒          C.                                    Without the prior written consent of Bank, Borrower shall not make any Capital Expenditures in excess of $10,000,000.00 in the aggregate during any fiscal year of Borrower.

6.              DEFAULT.

a.              Events of Default.  Any of the following events or conditions shall constitute an “Event of Default”:  (i) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any principal installments on the Obligations, or to pay any interest thereon or any fee or other amount payable under the Transaction Documents and such failure continues unremedied for a period of three (3) business days; (ii) default by the Borrower in the performance of any obligation, term or condition of this Agreement, the other Transaction Documents or any other agreement with the Bank or any of its affiliates or subsidiaries (collectively, “Affiliates”); (iii) failure by the Borrower to pay when due (whether at the stated maturity, by acceleration, upon demand or otherwise) any material indebtedness or obligation owing to any third party or any Affiliate, the occurrence of any event which results in acceleration of payment of any such indebtedness or obligation or the failure to perform any agreement with any third party or any Affiliate; (iv) the Borrower is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due; (v) the Borrower makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors or makes, or sends notice of any intended, bulk sale; the sale, assignment, transfer or delivery of all or substantially all of the assets of the Borrower to a third party; or the cessation by the Borrower as a going business concern; (vi) the Borrower files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within sixty (60) days); (vii) the reorganization, merger, consolidation or dissolution of the Borrower (or the making of any agreement therefor); (viii) the death or judicial declaration of incompetency of the Borrower, if an individual; (ix) the entry of one or more judgments  of any court, other governmental authority or arbitrator against the Borrower in an aggregate amount of $500,000.00 over and above any insurance coverage which has been determined by the insurance carrier to be applicable to the claim underlying the judgment, and any such judgments remain unbonded, unstayed or undismissed for a period of thirty (30) consecutive days; (x) falsity, material omission or inaccuracy of facts submitted to the Bank or any Affiliate (whether in a financial statement or otherwise); (xi) an adverse change in the Borrower, its business, assets, operations, affairs or condition (financial or otherwise) from the status shown on any financial statement or other document submitted to the Bank or any Affiliate, and which change the Bank reasonably determines will have a material adverse affect on (a)  the Borrower, its business, assets, operations or condition (financial or otherwise), or (b) the ability of the Borrower to pay or perform the Obligations; (xii) any pension plan of the Borrower fails to comply with applicable law or has vested unfunded liabilities that, in the opinion of the Bank, might have a material adverse effect on the Borrower’s ability to repay its debts; (xiii) any indication or evidence received by the Bank that the Borrower may have directly or indirectly been engaged in any type of activity which, in the Bank’s reasonable judgment, might result in the forfeiture or any property of the Borrower to any governmental authority; or (xiv) the occurrence of any event described in Section 6(a)(i) through and including 6(a)(xiii) with respect to any material Subsidiary or to any endorser, guarantor or any other party liable for, or whose assets or any interest therein secures, payment of any of the Obligations.

b.              Rights and Remedies Upon Default.  Upon the occurrence of any Event of Default, the Bank without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Borrower, any Subsidiary or any other person (all and each of which demands, presentments, protests, advertisements and notices are hereby waived), may exercise all rights and remedies under the Borrower’s or its Subsidiaries’ agreements with the Bank or its Affiliates, applicable law, in equity or otherwise and may declare  all or any part of any Obligations not payable on demand to be immediately due and payable without demand or notice of any kind and terminate any obligation it may have to grant any additional loan, credit or other financial accommodation to the Borrower or any Subsidiary.  All or any part of any Obligations whether or not payable on demand, shall be immediately due and payable automatically upon the occurrence of an Event of Default in Section 6(a)(vi) above.  The provisions hereof are not intended in any way to affect any rights of the Bank with respect to any Obligations which may now or hereafter be payable on demand.

7.              EXPENSES.  The Borrower shall pay to the Bank on demand all reasonable costs and expenses (including all fees and disbursements of counsel retained for advice, suit, appeal or other proceedings or purpose and of any experts or agents it may retain), which the Bank may incur in connection with (i) the administration of the Obligations, including any administrative fees the Bank may impose for the preparation of discharges, releases or assignments to third-parties; (ii) the enforcement and collection of any Obligations or any guaranty thereof; (iv) the exercise, performance, enforcement or protection of any of the rights of the Bank hereunder; or (v) the failure of the Borrower or any Subsidiary to perform or observe any provisions hereof.  After such demand for payment of any cost, expense or fee under this Section or elsewhere under this Agreement, the Borrower shall pay interest at the highest default rate specified in any instrument evidencing any of the Obligations from the date payment is demanded by the Bank to the date reimbursed by the Borrower.  All such costs, expenses or fees under this Agreement shall be added to the Obligations.

8.              TERMINATION.  This Agreement shall remain in full force and effect until (i) all Obligations outstanding, or contracted or committed for (whether or not outstanding), shall be finally and irrevocably paid in full and (ii) all Transaction Documents have been terminated by the Bank.

9.              RIGHT OF SETOFF.  If an Event of Default occurs, the Bank shall have the right to set off against the amounts owing under this Agreement and the other Transaction Documents any property held in a deposit or other account or otherwise with the Bank or its Affiliates or otherwise owing by the Bank or its Affiliates in any capacity to the Borrower, its Subsidiary or any guarantor of, or endorser of any of the Transaction Documents evidencing, the Obligations.  Such setoff shall be deemed to have been exercised immediately at the time the Bank or such Affiliate elect to do so.

10.    MISCELLANEOUS.

a.              Notices.  Any demand or notice hereunder or under any applicable law pertaining hereto shall be in writing and duly given if delivered to Borrower (at its address on the Bank’s records) or to the Bank (at the address on page one and separately to the Bank officer responsible for Borrower’s relationship with the Bank).  Such notice or demand shall be deemed sufficiently given for all purposes when delivered (i) by personal delivery and shall be deemed effective when delivered, or (ii) by mail or courier and shall be deemed effective three (3) business days after deposit in an official depository maintained by the United States Post Office for the collection of mail or one (1) business day after delivery to a nationally recognized overnight courier service (e.g., Federal Express).  Notice by e-mail is not valid notice under this or any other agreement between Borrower and the Bank.

b.              Generally Accepted Accounting Principles.  Any financial calculation to be made, all financial statements and other financial information to be provided, and all books and records, system of accounting and reserves to be kept in connection with the provisions of this Agreement, shall be in accordance with generally accepted accounting principles consistently applied during each interval and from interval to interval; provided, however, that in the event changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board or any similar accounting body of comparable standing, or should be recommended by Borrower’s certified public accountants, to the extent such changes would affect any financial calculations to be made in connection herewith, such changes shall be implemented in making such calculations only from and after such date as Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect such changes in the financial and other covenants to which such calculations relate.

c.               Indemnification.  If after receipt of any payment of all, or any part of, the Obligations, the Bank is, for any reason, compelled to surrender such payment to any person or entity because such payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason other than the gross negligence or willful misconduct of the Bank, the Transaction Documents shall continue in full force and the Borrower shall be liable, and shall indemnify and hold the Bank harmless for, the amount of such payment surrendered.  The provisions of this Section shall be and remain effective notwithstanding any contrary action which may have been taken by the Bank in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Bank’s rights under the Transaction Documents and shall be deemed to have been conditioned upon such payment having become final and irrevocable.  The provisions of this Section shall survive the termination of this Agreement and the Transaction Documents.

d.              Further Assurances.  From time to time, the Borrower shall take, and cause its Subsidiaries to take, such action and execute and deliver to the Bank such additional documents, instruments, certificates, and agreements as the Bank may reasonably request to effectuate the purposes of the Transaction Documents.

e.               Cumulative Nature and Non-Exclusive Exercise of Rights and Remedies.  All rights and remedies of the Bank pursuant to this Agreement and the Transaction Documents shall be cumulative, and no such right or remedy shall be exclusive of any other such right or remedy.  In the event of any unreconcilable inconsistencies, this Agreement shall control.  No single or partial exercise by the Bank of any right or remedy pursuant to this Agreement or otherwise shall preclude any other or further exercise thereof, or any exercise of any other such right or remedy, by the Bank.

f.                Governing Law; Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the State of New York.  Except as otherwise provided under federal law, this Agreement will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE THE BANK MAINTAINS A BRANCH AND CONSENTS THAT THE BANK MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS AGREEMENT WILL PREVENT THE BANK FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.   Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Bank and Borrower.  Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

g.               Joint and Several; Successors and Assigns.  Borrower Hardinge Inc. shall be jointly and severally liable for all amounts and obligations that become due under this Note.  Borrower Hardinge Holdings GmbH shall be severally liable under this Note only for loans made to, and obligations incurred by Hardinge Holdings GmbH under this Note, but shall not be jointly liable under this Note for any loans made to, or obligations incurred solely by or on behalf of, Hardinge Inc.  As to Hardinge Inc., where there is more than one Borrower, the term “Borrower” shall include each as well as all of them.  This Agreement shall be binding upon the Borrower and upon its heirs and legal representatives, its successors and assignees, and shall inure to the benefit of, and be enforceable by, the Bank, its successors and assignees and each direct or indirect assignee or other transferee of any of the Obligations; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank.

h.              Waivers; Changes in Writing.  No failure or delay of the Bank in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The Borrower expressly disclaims any reliance on any course of dealing or usage of trade or oral representation of the Bank (including representations to make loans to the Borrower) and agrees that none of the foregoing shall operate as a waiver of any right or remedy of the Bank.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless made specifically in writing by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No modification to any provision of this Agreement shall be effective unless made in writing in an agreement signed by the Borrower and the Bank.

i.                  Interpretation.  Unless the context otherwise clearly requires, references to plural includes the singular and references to the singular include the plural; references to “individual” shall mean a natural person and shall include a natural person doing business under an assumed name (e.g., a “DBA”); the word “or” has the inclusive meaning represented by the phrase “and/or”; the word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; and captions or section headings are solely for convenience and not part of the substance of this Agreement.  Any representation, warranty, covenant or agreement herein shall survive execution and delivery of this Agreement and shall be deemed continuous.  Each provision of this Agreement shall be interpreted as consistent with existing law and shall be deemed amended to the extent necessary to comply with any conflicting law.  If any provision nevertheless is held invalid, the other provisions shall remain in effect.  The Borrower agrees that in any legal proceeding, a photocopy of this Agreement kept in the Bank’s course of business may be admitted into evidence as an original.

j.                 Waiver of Jury Trial.  THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY THE BORROWER AND THE BANK MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTIONS RELATED HERETO.  THE BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  THE BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

k.              Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and which shall constitute but one and the same instrument, and shall be binding upon each of the undersigned as fully and completely as if all had signed the same instrument.

Acknowledgment.  Borrower acknowledges that it has read and understands all the provisions of this Agreement, including the Governing Law, Jurisdiction and Waiver of Jury Trial, and has been advised by counsel as necessary or appropriate.

M&T BANK

By	/s/ Susan A. Burtis

	Name:	Susan A. Burtis

	Title:	Vice President

HARDINGE INC.

By	/s/ Edward J. Gaio

	Name:	Edward J. Gaio

	Title:	Vice President and CFO

HARDINGE HOLDINGS GMBH

By	/s/ Edward J. Gaio

	Name:	Edward J. Gaio

	Title:	Director

HARDINGE HOLDINGS GMBH

By	/s/ Peter Huersch

	Name:	Peter Huersch

	Title:	President

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF BROOME	)

On the 30th day of April in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared SUSAN A. BURTIS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Douglas C. Tifft
Notary Public

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF Chemung	)

On the 30th day of April, in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared EDWARD J. GAIO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Douglas C. Tifft
Notary Public

ACKNOWLEDGMENT

STATE OF NEW YORK	)
: SS.
COUNTY OF Chemung	)

On the 30th day of April, in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared EDWARD J. GAIO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Douglas C. Tifft
Notary Public

ACKNOWLEDGMENT

STATE OF	)
: SS.
COUNTY OF	)

On the 29th day of April, in the year 2013, before me, the undersigned, a Notary Public in and for said State, personally appeared PETER HUERSCH, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Christian Beutter
Notary Public

BANK USE ONLY

Authorization Confirmed:
Signature

SCHEDULE

Additional Representations and Warranties (§2)

1.                                      Judgments and Litigation.   None

Additional Affirmative Covenants (§3)

1.                                      The existing outstanding letters of credit of the Borrower and its Subsidiaries shall be blocked against the Loan and advances thereunder.

Permitted Indebtedness (§4(a)):

1.                                      the Obligations;

2.                                      Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

3.                                      Indebtedness that is the subject of that certain Amended and Restated Intercreditor Agreement between Bank and Keybank International Association dated November 29, 2011, as amended November 29, 2012 in the amount of $1,500,000.00, and any extension, renewal, or replacement thereof.

4.                                      Indebtedness of Hardinge Inc. to Chemung Canal Trust Company in the amount of up to $3,000,000.00, and any extension, renewal, or replacement thereof.

5.                                      Indebtedness of Hardinge Inc. and its direct and indirect Subsidiaries to Bank of America, N.A. in connection with foreign exchange transactions which is secured by certain domestic assets of Hardinge Inc.  up to $4,000,000.00 at any given time and subject to an Intercreditor Agreement dated as of December 13, 2011, as amended July 27, 2012, between Bank and Bank of America, N.A., and any extension, renewal, or replacement thereof.

6.                                      In connection with the acquisition of the stock of USACH Technologies, Inc. (“USACH”) for an aggregate purchase price of up to $18,000,000 (the “USACH Investment”), plus or minus a customary working capital adjustment, comprised, in part, of certain contingent indebtedness based on future earnings (the “Contingent Payment Obligation”), pursuant to which USACH became a subsidiary of Hardinge Inc.

a.  Indebtedness of Hardinge Inc. to the former owners of USACH under the Contingent Payment Obligation, and any extension, renewal, or replacement thereof.

7.                                      Indebtedness of Hardinge Holdings GmbH (“Holdings”), L. Kellenberger & Co. AG (“Kellenberger”), Jones & Shipman Hardinge Ltd. (“Jones”) or Forkardt Deutschland GmbH (“Forkardt” and collectively with Holdings, Kellenberger and Jones, the “Credit Suisse Borrowers”) to Credit Suisse AG pursuant to that certain Credit Facilities Agreement dated on or about the date hereof (the “Credit Suisse Facility”), including (i) a senior term loan to Holdings in the amount of up to CHF 5,000,000;(ii) a secured loan to Kellenberger in the initial outstanding amount of CHF 2,700,000; and (iii) a revolving working capital facility to the Credit Suisse Borrowers in the amount of up to CHF 18,000,000 outstanding at any one time.

8.                                      Indebtedness of Cherry Acquisition Corporation or its successor and/or assigns (“Cherry”) with respect to Assumed Liabilities, as defined in that certain Purchase Agreement between Cherry and Illinois Tool Works Inc. dated on or about the date hereof (“Purchase Agreement”), and any amounts payable by Cherry pursuant to Section 2.7 of the Purchase Agreement entitled “Post-Closing Adjustments”.

9.                                      Indebtedness of Holdings to Manufacturers and Traders Trust Company under that certain Foreign Exchange Master Netting Agreement dated as of August 14, 2012, as amended.

10.                               Unsecured indebtedness of Hardinge Machine Tools B.V., Taiwan Branch in the amount of $12,000,000.

11.                               Unsecured indebtedness of Hardinge Machine (Shanghai) Co., Ltd. in the amount of CHY 20,000,000.00.

12.                               Indebtedness related to the existing liens set forth on Schedule 4(c) hereto.

Permitted Guaranties (§4(b)):

Guaranties by the Borrower of indebtedness of any Subsidiary and by any Subsidiary of indebtedness of the Borrower or any other Subsidiary, and any other Guaranties constituting indebtedness permitted by Section 4(a) hereof.

Permitted Liens (§4(c)) means and includes:

1.                                      pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

2.                                      deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

3.                                      judgment liens in respect of judgments that do not constitute an Event of Default under Section 6(a);

4.                                      easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

5.                                      existing liens set forth on Schedule 4(c) hereto; and

6.                                      any liens in favor of M&T Bank or its affiliates.

Permitted Investments (§4(d)) means:

1.                                      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

2.                                      investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or being guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be;

3.                                      investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

4.                                      fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause #1 above and entered into with a financial institution satisfying the criteria described in clause #3 above;

5.                                      money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

Permitted Loans (§4(e)):

Investments, capital contributions, loans or advances made by the Borrower in or to any Subsidiary and made by any Subsidiary to the Borrower in excess of an aggregate amount of $10,000,000.00 outstanding at any one time.  Existing investments, the USACH Investment, and capital contributions by Borrower in any Subsidiary are permitted and are not considered Loans for purposes of the limitations of this Section.

Additional Miscellaneous Covenants (§11)

None

SCHEDULE 4(C)

EXISTING LIENS

(A)

Debtor	Secured Party	Jurisdiction	Filing Information	Collateral
Jones & Shipman Hardinge Ltd.	Hormann (UK) Limited	UC Companies House; England and Wales	Registered 02/09/2005	The deposit account and all money from time to time placed in the deposit account in accordance with a certain rent deposit deed
Jones & Shipman Hardinge Ltd.	HMT Trustees Limited, as Trustee of the Hardinge Machine Tools Limited Staff	UK Companies House; England and Wales	To be registered following completion

Debenture granting security over all assets to secure performance of obligations under deficit recovery plan in connection with £4.2 million deficit of the Hardinge Machine Tools Limited Staff Pensions Scheme

L. Kellenberger & Co. AG (as successor by merger to HTT Hauser Tripet Tschudin, Ag)	UBS AG	Switzerland	10/30/2009	Mortgage on real property in Biel, Switzerland
Hardinge Taiwan Precision Machinery Limited	Mega International Commercial Bank	Taiwan	06/2006	Mortgage on real property in Taiwan
L. Kellenberger & Co. AG	Credit Suisse	Switzerland	8/20/2009	Mortgage on real property in St. Gallen, Switzerland and Romanshorn, Switzerland
Hardinge, Inc.	KeyBank National Association	New York	New York SOS — Filing No. 201112018402949	All personal property
Hardinge Precision Machinery (Jiaxing)	China Construction Bank, Jiaxing Branch	China	N/A	Mortgage on land use right and construction in process

Co., Ltd
Hardinge, Inc.	The Robert E. Morris Company	New York	New York SOS — Filing No. 201203028075963	Specific Equipment
Hardinge, Inc.	Machine Tool Systems, LLC	New York	New York SOS — Filing No. 201203218099177	Specific Equipment
Hardinge, Inc.	Bank of America, N.A	New York	New York SOS — Filing No. 201206110331952	All assets

(B)                               A lien in favor of American Chartered Bank on all personal property assets of USACH Technologies, Inc. securing indebtedness of USACH Technologies, Inc. to American Chartered Bank.

(C)                               Any security transfer of mortgage notes by Kellenberger in favor of Credit Suisse AG in connection with the Credit Suisse Facility.